Exhibit (n)(1)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form N-2 of our reports dated February 26, 2024, relating to the consolidated financial statements of New Mountain Finance Corporation and the effectiveness of New Mountain Finance Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of New Mountain Finance Corporation for the year ended December 31, 2023.
We also consent to the reference to us under the heading “Financial Highlights” and "Independent Registered Public Accounting Firm" in such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
New York, New York
June 26, 2024